                                                                     Exhibit 2.3

                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF MASSACHUSETTS
                                EASTERN DIVISION

___________________________________
                                   )
In re:                             )
                                   )
          AEROVOX, INC.,           )           Chapter 11
                                   )                   Case No. 01-14680-JNF
                Debtor             )
___________________________________)


            ORDER ON EXPEDITED MOTION BY DEBTOR FOR ENTRY OF AN ORDER
          APPROVING TERMINATION FEE AMOUNTS AND BIDDING PROCEDURES IN
                  CONNECTION WITH THE SALE OF ASSETS (PARALLAX)
                  ---------------------------------------------

         This matter having come before this Court on the Expedited Motion by Debtor for Entry of an Order Approving Termination Fee Amounts and Bidding Procedures in Connection with the Sale of Assets (the "Procedures Motion"), this Court having reviewed the Procedures Motion, and having heard the statements of counsel regarding the relief requested therein at a hearing before the Court (the "Hearing"); and this Court having determined that the legal and factual bases set forth in the Procedures Motion and at the Hearing establish just cause for the relief granted herein;

         THIS COURT HEREBY FINDS THAT:

         A. Notice of the Procedures Motion and the Hearing was sufficient under the circumstances.

         IT IS HEREBY ORDERED THAT:

         1.  The Procedures Motion is GRANTED;

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                                                                     Exhibit 2.3

         2. The following bidding procedures shall be utilized in connection with a hearing (the "Sale Hearing") on the sale of the Acquired Assets [as defined in the Asset Purchase Agreement between the Debtor and Parallax Power Components, LLC (Parallax)]. Qualified bids must satisfy the following requirements ("Bid Requirements"):2

         (i) be an offer to purchase the Acquired Assets for cash only, or such other consideration as the Debtor shall agree to;

         (ii) not be contingent on obtaining financing or other conditions to Closing;

         (iii) be received by the bid deadline established by the Court and must include the amount being offered for the Acquired Assets and must expressly state that the offer of the party submitting the bid (the "Bidder") is irrevocable until June 28, 2002;

         (iv) whether by competing bid, offer, plan of reorganization or other arrangement, be made upon terms and provisions substantially similar to those set forth in the APA and in respect of the sale and purchase of substantially all of the Acquired Assets and for an aggregate purchase price in a net aggregate amount of not less than four (4%) percent in excess of the Purchase Price hereunder;

         (v) be accompanied by a deposit to counsel to the Debtor, by wire or certified check, in an amount equal to four percent (4%) of the total amount of the purchase price relating to such bid at the time of submission thereof;

         (vi) Qualified Bids and the Deposit and accompanying information and asset purchase agreement set forth above must be received by counsel for the Debtor, Harold B. Murphy, Esq., Hanify & King, Professional Corporation, One Federal Street, Boston, MA 02110, so that it is received on or before 4:00 p.m. on May 30, 2002 (the "Bid Deadline"). A copy of any such bid and accompanying documents must also be filed by the Bid Deadline with the Clerk of the Bankruptcy Court at Clerk's Office, United States Bankruptcy Court, 1184 Thomas
P. O'Neill Federal Building, 10 Causeway Street, Boston, MA 02222 (the "Clerk"); and must be served no later than the Bid Deadline upon the following parties (the "Notice Parties"): (i) the Office of the United States Trustee, 1101 Thomas
P. O'Neill Federal Building, 10 Causeway Street, Boston, MA 02222-1074 (the "Trustee"); (ii) counsel to the Creditors Committee, John Monaghan, Holland & Knight, LLP, 10 St. James Avenue, Boston, MA (Creditors' Committee Counsel");
(iii) co-counsel to Parallax, Joshua Glickman, Esq., Shiboleth, Yisraeli, Roberts & Zisman, L.L.P. , Empire State Building, 350 Fifth Avenue, Suite 6001, New York, NY 10118-6098; and (iv) co-counsel to Parallax, Karen Ostad, Esq., Kelley Drye & Warren, 101 Park Avenue, New

_______________
2 Terms not otherwise defined herein have the meaning ascribed in the Asset
   Purchase Agreement.

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                                                                     Exhibit 2.3

York, NY 10178.

         3. All Bids shall be subject to approval by the Bankruptcy Court. Only Bidders having submitted a Qualified Bid shall be eligible to participate at the Sale Hearing. To have a Qualified Bid eligible to participate, a Bidder shall: (a) include each of the Bid Requirements; and (b) be prepared to demonstrate to the Debtor its ability to consummate the purchase of any such asset and fulfill its obligations. Bidding at the Sale Hearing shall be done by open auction. Any incremental bid made subsequent to the initial overbid shall be at least $50,000 greater than the most recent bid.

         4.  In the event the party who submits the highest and best bid for the
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Acquired Assets fails to close on the sale through no fault of the Debtor, the
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Deposit submitted by such party shall be forfeited to the Debtor. To the extent
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that a party submitting the highest and best offer fails to close on the sale of
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the Acquired Assets, the Debtor may sell the Acquired Assets to the party
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submitting the second highest or best offer without further Court approval.
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         5.  In addition to the foregoing, the following provisions respecting termination fees shall apply:

             (i) Upon entry of an order approving this motion, the termination fee provisions set forth in the Order of the Bankruptcy Court entered on November 15, 2001 shall be deemed terminated and superceded by this Order in respect of the APA.

             (ii) The Purchaser shall receive a termination fee equal to two (2%) percent of the entire Purchase Price ($170,000.00) (the "Termination Fee") promptly upon termination of this APA as a result of (except for a termination as a result of the Purchaser's willful and material breach) the following events: (a) approval by the Bankruptcy Court, or any court of competent jurisdiction, of any Competing Bid; (b) the determination by the Debtor or any Chapter 11 or 7 trustee of Debtor not to proceed with the transactions under the APA; (c) the sale of all or substantially all of the assets or outstanding capital stock of or business combination involving the Debtor and a party other than the Purchaser; (d) the conversion of the Bankruptcy Case into a case under Chapter 7 of the Bankruptcy Code; (e) the filing by Debtor of a liquidating chapter 11 plan without acceptance of any asset purchase; or (f) the failure to satisfy any of the conditions set forth in Article VIII of the APA (other than Section 8.8) after entry of an order approving this motion (unless such failure results directly from the action of Purchaser), notwithstanding the foregoing the failure to satisfy the condition in Section 8.8 of the APA only shall not entitle Purchaser to the Termination Fee unless such failure shall have a material adverse effect on the operation of the Business of Debtor. The Termination Fee shall be paid as soon as practicable directly out of the cash proceeds of the purchase price paid by any Competing Bidder or person or entity funding any plan, or otherwise out of the estate of the Debtor as a super priority administrative claim.

         6. A HEARING on the Sale Motion ("Sale Hearing"), any objections thereto, and any Qualified Bids to purchase the Acquired Assets will be held on June 4, 2002 before Bankruptcy Judge Joan N. Feeney, United States Bankruptcy Court, Eleventh Floor, Thomas P. O'Neill Federal Building, 10 Causeway Street, Boston, Massachusetts 02222. Any party that files an objection or a bid or bids for the Acquired Assets is expected to be present at the Sale

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                                                                     Exhibit 2.3

Hearing, failing which the objection or bid shall be overruled or the bid stricken. If more than one Qualified Bid is submitted for the Acquired Assets, then further bidding will be permitted by open bidding. If no timely objection to the Sale Motion is timely filed, the Bankruptcy Court, in its discretion, may approve the Sale Motion and the sale of the Acquired Assets to the party or parties submitting the highest and best bids.

         7. ANY OBJECTIONS to the Sale Motion, including any objection to the assumption and assignment of the Assumed Contracts (as defined in the APA) and the Section 363(m) findings, must be stated in writing and filed with the Clerk, on or before 4:00 p.m. on May 30, 2002("Objection Deadline"). A copy of any objection must be served upon the counsel to the Debtor and the Notice Parties so as actually to be received by 4:00 p.m. on the Objection Deadline. A copy of any such objection must also be served by the Objection Deadline on the Notice Parties. Absent a timely objection, the Bankruptcy Court may enter an Order binding upon all parties approving the sale of the Assets.

         8. The Notice attached hereto as Exhibit A is hereby approved in form and substance, and shall be served upon all creditors and parties in interest by first class mail, on or before May 1, 2002, upon (I) counsel for the United States Trustee; (ii) counsel for the Creditors' Committee; (iii) counsel for the Debtor's lenders; (iv) all parties who have filed a notice of appearance in this Chapter 11 case; (v) counsel to the Purchaser, and (vi) all parties to executory contracts to be assumed and assigned as part of the APA. Such service shall be deemed good and sufficient notice of this Order, the Sale Motion, the Sale Hearing, and all proceedings to be held therein.

                                                 BY /S/ HONORABLE JOAN N. FEENEY
                                                 -------------------------------
                                                 HONORABLE JOAN N. FEENEY
                                                 UNITED STATES BANKRUPTCY JUDGE

Dated: May 1, 2002